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EXHIBIT 3.12

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

Oracle Systems Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          1. The name of the corporation is Oracle Systems Corporation, and the date of filing of its original Certificate of Incorporation with the Secretary of State was October 29, 1986.

          2. Article 4 of the Certificate of Incorporation is amended to read, in full, as follows:

        "The total number of shares of stock of all classes which the Corporation has the authority to issue is 801,000,000, consisting of 800,000,000 shares of Common Stock with a par value of $0.01 per share, and 1,000,000 shares of Preferred Stock with a par value of $0.01 per share."

          3. This Certificate of Amendment of Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Oracle Systems Corporation has caused this Certificate to be signed and attested by its duly authorized officers as of this 13th day of January, 1995.

                                          ORACLE SYSTEMS CORPORATION,
                                          a Delaware corporation

                                          By:  /s/  Raymond L. Ocampo, Jr.

                                            ------------------------------------
                                                  Raymond L. Ocampo, Jr.,
                                                   Senior Vice President,
                                                General Counsel & Corporate
                                                          Secretary
ATTEST:

By:    /s/  Thomas Theodores

    -------------------------------
      Thomas Theodores, Assistant
               Secretary

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